EXHIBIT 99.1

Zumiez Inc. Reports January 2018 Sales Results

January 2018 Comparable Sales Increased 6.3%

LYNNWOOD, Wash., Feb. 07, 2018 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ:ZUMZ), a leading specialty retailer of apparel, footwear, equipment and accessories for young men and women today announced that total net sales for the five-week period ended February 3, 2018 increased 33.6% to $66.0 million, compared to $49.4 million for the four-week period ended January 28, 2017.  Excluding the impact of the 53rd week in fiscal 2018, total net sales in January increased 12.8% from the prior year.

The Company's comparable sales increased 6.3% for the five-week period ended February 3, 2018 compared to the five-week period ended February 4, 2017.  In the prior year comparable sales increased 9.4% for the four-week period ended January 28, 2017.

Based on slightly higher than expected sales, the company now expects fourth quarter 2017 earnings per share to be toward the high-end of it most recent guidance range of $0.88 to $0.90, which excludes any potential impact of recently passed tax reform. Due to the calendar shift related to the 53rd week, Zumiez plans to report February 2018 sales and fourth quarter 2017 results on March 15, 2018.

To hear the Zumiez prerecorded January sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of February 3, 2018 we operated 698 stores, including 607 in the United States, 50 in Canada, and 34 in Europe and 7 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at Zumiez.com, blue-tomato.com and fasttimes.com.au.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995.  These statements include, without limitation, predictions and guidance relating to the Company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology.  These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties.  Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company’s quarterly report on Form 10-Q for the quarter ended October 28, 2017 as filed with the Securities and Exchange Commission and available at www.sec.gov.  You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement.  The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200